SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Safeway Inc.

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Media Contact:	Brian Dowling
(925) 467-3787

April 7, 2004

Safeway Statement Regarding CalPERS Decision:

The following should be attributed to Safeway Vice President, Brian Dowling.

Safeway is in the midst of executing a well-defined strategy to differentiate itself from the competition and grow the business for shareholders, employees and customers. The company has acted decisively in times of challenge, aggressively reinvests in its stores, and has a sound vision for the future, which is fully supported by Safeway’s Board of Directors.

Furthermore, Safeway is firmly committed to the highest standards of corporate governance, and has an ongoing process to listen to shareholders.

CalPERS decision overlooks the facts about Safeway’s performance. Over the last 11 years the company’s share price has outperformed the entire retail sector. In fact, since 1992 investors have seen an eight-fold increase in Safeway’s share price. The company’s more recent stock price performance is in line with the rest of the supermarket sector, which has been under pressure from non-union discounters and a weak economy.

SECURITY HOLDERS ARE ADVISED TO READ THE COMPANY’S PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN AVAILABLE, INVESTORS CAN GET THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS CAN OBTAIN FOR FREE FROM THE COMPANY A COPY OF THE PROXY STATEMENT WHEN IT IS AVAILABLE.